Exhibit 12.1

December 27, 2018

HappyNest REIT, Inc.

1 N. 4th Place, Suite 27L

Brooklyn, NY 11249

Re: HappyNest REIT, Inc. - Offering Statement on Form 1-A

Ladies and Gentlemen:

We have acted as counsel to HappyNest REIT, Inc., a Maryland corporation (the “Company”), in connection with the preparation and filing of the Company’s Offering Statement on Form 1-A (“Offering Statement”) under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”). The Offering Statement relates to the qualification of 5,000,000 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”).

In connection with this opinion, we have examined originals or copies, certified or identified to our satisfaction of public and corporate records, certificates and other documents and have considered such matters of fact and questions of law as we have deemed relevant or necessary as a basis for the opinions hereinafter expressed. We have assumed the authenticity of all documents submitted to us as originals and the genuineness of all signatures, and the legal capacity of all persons. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company. We have further assumed the conformity to original documents of all documents submitted to us as certified, notarial, true, facsimile or photostatic or electronic copies, the authenticity of the originals of such copies and the accuracy and completeness of the information contained therein.

Based on the foregoing, subject to the qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and, when the Shares are issued and delivered against payment therefor in accordance with the terms of the Offering Statement, the Shares will be validly issued, fully paid and nonassessable.

This opinion letter is limited to the Maryland General Corporation Law. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Offering Statement and to all references to our firm included in or made a part of the Offering Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Herrick, Feinstein LLP
Herrick, Feinstein LLP